Exhibit 10.9M

December 3, 2004

Thorsten Von Stein, M.D., PhD

573 Hyannis Drive

Sunnyvale, CA 94087

Dear Thorsten:

We are pleased to offer you a position with Tercica, Inc., as its Senior Vice President and Chief Medical Officer, reporting to the Chief Operating Officer. If you decide to join us, you will receive an annual salary of $255,000, less standard payroll deductions and all required withholdings. Your salary will be paid semi-monthly in accordance with our normal payroll procedures, and, as an employee, you will also be eligible to receive standard employee benefits, including the benefits detailed in Exhibit A.

We currently anticipate that your annual bonus may be up to 30% of your annual salary, at the Company’s discretion, dependent upon both Company and individual performance.

In addition, if you decide to join us, you will receive a grant for an option to purchase 110,000 shares of common stock of Tercica. The option will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq market on your employment start date (i.e., your first day of employment with us). During the term of your employment, 25% of the shares subject to the option will vest on the one-year anniversary of your start date, and the remaining shares will vest ratably over the next thirty-six (36) months. All option grants will be subject to the terms and conditions of our stock option plan and form of stock option agreement.

In addition, if the Company terminates your employment without Cause (as defined in Exhibit B) and not within 12 months after a Change of Control (as defined in Exhibit B), then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the shares subject to your stock options will not continue to vest after the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

651 Gateway Boulevard : Suite 950 : South San Francisco, California : 94080

Phone – 650.624.4900 : Fax – 650.624.4940 : www.tercica.com

If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in Exhibit B) in either case within 12 months after a Change of Control, then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the vesting for 50% of the unvested stock option shares will be accelerated so as to vest as of the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

We are excited about your joining Tercica and we look forward to a beneficial and productive relationship. Please note, however, that your employment with the Company constitutes at-will employment and is subject to all the Terms and Conditions of Employment set forth in Exhibit C, including the provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”), a copy of which is attached to this letter as Annex 1. Please read both those documents carefully. A duplicate original of this letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, is enclosed for your records.

This offer of employment is contingent upon the granting of employment authorization through the INS’s approval of the Company’s H1-B visa petition on your behalf (if applicable), the costs of which will be paid by Tercica. Your first day of employment will be within three (3) business days of receiving such INS approval.

To accept the Company’s offer, please sign and date both this letter and the Agreement in the spaces provided and return both to the Company. This offer of employment will terminate if we do not receive your signatures to both this letter and the Agreement by Wednesday, December 8, 2004. You understand that, by signing this letter, you are also agreeing to the Terms and Conditions of Employment set forth in Exhibit C.

This letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, and may not be modified or amended except by a written agreement signed by you and approved by the Company’s Board of Directors.

We look forward to your favorable reply and to working with you at Tercica, Inc.

Sincerely,

TERCICA, INC.

/s/    Thomas H. Silberg

_______________________________________

Thomas H. Silberg

Chief Operating Officer

Agreed to and accepted:

Signature:	/s/ Thorsten Von Stein _______________________________________

Date:	December 3, 2004 _______________________________________

Enclosures

Duplicate letter, with Exhibit A, Exhibit B, Exhibit C and Annex 1